Exhibit 10.39

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the “Addendum”) is made this 29th day of June, 2021 by and between American Well Corporation (Israeli Branch), company No. 560034696, located at Menachem Begin 11, Ramat Gan Israel, (the “Company”) on the one hand, and Ido Schoenberg, Passport No. 23851865, resident in 17 Nof Tavor, Kfar  Kisch  19330, Israel, (the “Executive”) on the other hand.

WHEREAS	the Executive has been employed by the Company in the US from June 18, 2020, pursuant to an employment agreement dated June 18, 2020 (the “Employment Agreement”);
WHEREAS

the Executive wishes to be employed in Israel in the position of Chairman and Co-Chief Executive Officer, as set forth hereunder and the Company wishes to employ the Executive, in Israel as of the Commencement Date;

WHEREAS	due to the Executive’s relocation to Israel, certain amendments the Employment Agreement are required in order to comply with the Israeli law;

WHEREAS the parties at this time desire to make certain other modifications to the Employment Agreement; and

WHEREAS	the parties desire to state the entire terms and conditions of the Executive's employment by the Company in Israel (and otherwise going forward), as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	This Addendum shall be effective as of January 1, 2021 (the “Effective Date”).
2.	Except as specifically modified in this Addendum, the provisions, terms, conditions, and definitions in the Agreement shall remain in full force and effect.
3.	Notwithstanding anything to the contrary in the Agreement the parties hereby agree that as of the Effective Date the following shall apply:
3.1.	Commencement. The Executive's employment with the Company in Israel shall commence on the Effective Date.
3.2.

Recording of Hours: Per the requirements under applicable law, the Executive shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company's policy and instructions.

3.3.	Pension Insurance.
3.3.1.

The Company and the Executive will obtain and maintain pension insurance according to the Executive’s choice (“Pension Insurance”) and according to the mandatory requirements in Israel. Notwithstanding the aforementioned, the Company’s contributions towards severance shall be 8.33% of the Average Salary (as defined below).

3.3.2.

For the removal of doubt, the Company's allocations towards Pension Insurance shall be set from the average salary in Israel, as provided by the Extension Order for Mandatory Pension (the “Average Salary”).

3.3.3.

The Company’s contributions towards the severance pay component of the Pension Insurance shall be instead of severance pay, pursuant to Section 14 of the Severance Payments Law, 5723-1963. The parties hereby agree to comply with the conditions of the “General Approval Regarding the Payment by Employers to Pension Funds and

Insurance Funds, in Lieu of Severance Payments pursuant to the Severance Pay Law, 5723 – 1963”, the provisions of which are attached hereto, in the original Hebrew version, as Exhibit A (the “General Approval”), and the parties hereby adopt the provisions thereof. The Company waives any right that it may have for the repayment of any monies paid by it to the Pension Plan, unless the right of Executive to severance has been revoked by a judicial decision, under Section 16 or 17 of the Severance Pay Law, 1963 (to the extent of such revocation) or pursuant to an “Entitling Event”, as defined under the General Approval.

3.4.

Severance Pay – For the removal of any doubt and unless amended specifically by the parties, any amounts paid to the Executive, pursuant to the provisions of Section 9 of the Employment Agreement, shall be on account of the Executive’s statutory severance and shall be deducted from such statutory severance. Executive’s severance under Section 9 of the Employment Agreement shall continue to be based upon Executive’s Base Salary amount under Section 3 of the Employment Agreement and shall not be reduced by any deductions or payments under Section 3.3 above. In any case that the Employee will not be entitled to severance pursuant to Section 9 of the Employment Agreement, any statutory severance entitlement shall be off set with any bonus, grant or payment the employee will be entitled to under the Employment Agreement.

3.5.	Travel Expenses - Executive shall be entitled to reimbursement of travel expenses, which shall be included in the Executive’s Salary, in accordance with applicable law.
3.6.	Dmey Havra’ah (Convalescence Pay) - The Executive shall be entitled to “Dmey Havra’ah”, which shall be included in the Executive’s Salary, in accordance with any applicable law.
3.7.

Annual Vacation - Executive shall be entitled to paid vacation days during each year of Executive’s employment in the amount per applicable law (the “Annual Vacation Allowance”). Notwithstanding the above, the Company will allow the Executive to take vacation days exceeding the Annual Vacation Allowance (the “Additional Vacation Days”) and will allow Executive to enter into a negative accrual of vacation days which will be deleted at the end of each calendar year. The Employee shall not be allowed to carry over vacation days from one year to another, and, unless otherwise prescribed by law, any unused vacation days, including, without limitation, the Annual Vacation Allowance and the Additional Vacation Days, shall be forfeited and shall not be redeemed upon termination of employment.

3.8.	Sick Leave - The Executive shall be entitled to pay Sick Leave during each year of employment in accordance with any applicable law.
3.9.

Good Reason. The definition of “Good Reason” set forth in Exhibit B to the Employment Agreement shall be modified to delete clause (1) and replace it with “relocation of Executive’s employment location more than twenty-five (25) miles from the Company’s current offices in Ramat Gan, Israel”

4.

All amounts paid to the Executive under this Addendum are in addition to any payment under the Employment Agreement. Notwithstanding, the Company will be entitled to set off any amounts paid under this Addendum from any Bonus entitlement the Executive may have, under the Employment Agreement.

5.	If the Company adopts a concierge medical program, Executive shall be covered under such program notwithstanding Executive’s employment location.
6.	During the Executive’s employment in Israel:

(x) the Employment Agreement, this Addendum and the Executive’s employment under this Addendum shall be governed by the laws of the State of Israel (and Section 16(j) (Governing Law) of the Employment Agreement shall not apply) and

(y) Section 16(h) of the Employment Agreement is amended in its entirety as follows:

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if any dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law and subject to the provisions of the Arbitration Law, 5738-1968.  The parties agree that the arbitration shall be conducted in the "Center of Arbitration and Dispute Resolutions" located in Tel Aviv, Israel. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination, including any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination.  The parties further agree that arbitration as provided for herein is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive’s obligations under Sections 12, 13, 15 or 16 hereof. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive, unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators. Neither party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties, except (1) as provided by Section 11 and (2) as may be required by law.  The Company shall reimburse Executive for reasonable legal fees incurred in connection with any dispute under this Agreement if Executive prevails on at least one material issue in such dispute.

7.	Except as specifically modified in the above mentioned, all other terms and conditions of the Employment Agreement shall remain unchanged.
8.	This Addendum shall constitute an unseparated part of the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

_________________________
American Well Corporation.	Ido Schoenberg

By: Brad Gay

Title: General Counsel

The Executive hereby declares that he read this Agreement, understood the content of this Agreement and he agrees to this Agreement.

Ido Schoenberg: ________

Date: ________

Signature: ________________

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